SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2012

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2520 MANATEE AVENUE WEST, SUITE 200

BRADENTON, FL 34205

 (Address of principal executive offices) (Zip Code)

(941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

1

Section 8 - Other Events

Item 8.01 - Other Events

Silver Falcon Mining, Inc. (the "Company") issued a press release, dated July 31, 2012, entitled-"SILVER FALCON MINING, INC (SFMI) RECEIVES LEACHING LINE PERMIT"

The press release is in its entirety below:

SILVER FALCON MINING, INC (SFMI) RECEIVES LEACHING LINE PERMIT

Bradenton, Florida July 31, 2012 - Silver Falcon Mining, Inc. (OTCBB; SFMI) brings its shareholders up to date on some exciting news.

Closed Circuit Leaching Line

On July 26th, the Board of Commissioners of Owyhee County recognized the well founded arguments put forth by SFMI’s corporate team made up of our COO, Mr. Christian Quilliam and our VP of Corporate Development Ms. Pascale Tutt, and granted SFMI a permit, to build and operate a closed circuit leaching line on site at our Diamond Creek Mill.

This line will allow SFMI to complete the first phase of its program in recuperating up to $6,000,000 Dollars worth of gold and silver from the approximately 30,000 tons of tailings brought from War Eagle mountain in the last three years. A 20-day appeal period is being observed but management does not expect any reversal of that decision.

Metallurgical Laboratory

Arrangements have been made with the Owyhee county inspector to reissue SFMI’s building permit based on the revised and completed drawings. Our contracted engineers have produced a set of architectural drawings which will be submitted to the Owyhee County Building Inspector's office for approval and conversion of SFMI’s existing building permit from the previous contractor's name to the corporate name . SFMI’s permanent staff will obtain a state permit for the electrical, plumbing, septic, propane and HVAC installation and will carry out the necessary work to finish this essential part of this part of the production line.

Drilling Program Update

The selection of underground personnel is underway and their MSHA training is being scheduled. Equipment is being located and marshaled to enable the opening and subsequent bolting operation to proceed from last year's stopping point. Security fencing will be installed upon approval of the parameters by the Bureau of Land Management. The Company’s contracted geologists are on standby and will come on board in the appropriate time frame.

Once the shoring up of the Sinker tunnel is complete and complies with engineering standards, SFMI will start the excavation of spaces large enough for exploratory drilling operations to proceed in order to define the area and quantity as well as quality of proven and probable reserves in Silver Falcon Mining's War Eagle mountain properties. SFMI's management is anxious to fulfill its commitment to its shareholders to increase the book value of its shares through the presentation of a N43-101 instrument and its subsequent listing on the Toronto Stock Exchange. Steps are underway to provide the corporation with the legal and financial support necessary for this future expansion of its trading activity.

Mill Update

SFMI’s  flotation line has arrived and is being prepared for its installation in the new section of the mill. As the Company does not anticipate hauling new material from the War Eagle mountain this year, and due to the necessity of running the accumulated tailings through the existing gravity circuit to further reduce the particle size to accommodate the flotation unit.  An increase in the number of employees at the mill is anticipated, as well as a change in the hours of daily operations.

Quoting Mr. Pierre Quilliam, CEO " I am personally proud and very happy to see that the decisions of the executive management and the Board of Directors during the last few years have led us to a small but solid revenue stream. Now with the coming expansion, both our net worth and revenue lines on the books will reach and provide a profitable operation which will, not only bolster investor confidence but, confirm the seriousness of intent in the future profitable operations of SFMI and the increase in its share value."

About Silver Falcon Mining, Inc.

SFMI has mineral rights to approximately 1,200 acres on War Eagle Mountain in southern Idaho. SFMI owns the Diamond Creek Mill site situated at the foot of War Eagle Mountain which is serviced by 6.2 miles of paved roads from State Highway 78. SFMI maintains year round access to the Sinker Tunnel which will facilitate underground mining of the rich veins crisscrossing the mountain above and hires and retains a mining oriented local workforce.

 On behalf of the Board of Directors of Silver Falcon Mining, Inc.: Pierre Quilliam, Chief Executive Officer

Silver Falcon Mining, Inc. cautions that the statements made in this press release constitute forward looking statements, and not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this amended report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: August 01, 2012	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer